UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2009

CAPMARK FINANCIAL GROUP INC.
(Exact name of registrant as specified in its charter)

Nevada	333-146211	91-1902188
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

116 Welsh Road Horsham, Pennsylvania	19044
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (215) 328-4622

Not applicable.
(Former names or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 230.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On July 24, 2009, Capmark Financial Group Inc. (the “Company”) entered into a letter agreement by and among the Company, Five Mile Capital Partners LLC (“Five Mile”), Goldman, Sachs & Co. (“GS”), GMAC Mortgage Group LLC (“GMAC”), Kohlberg Kravis Roberts & Co., L.P. (“KKR”) and Dune Capital Management LP (“Dune”, and together with Five Mile, GS, GMAC and KKR, the “Consultants”) (the “Agreement”).  The Agreement terminated the Management Agreement, dated as of March 23, 2006, by and among the Company and the Consultants (the “Management Agreement”) pursuant to which the Consultants provided the Company with management and advisory services, effective as of December 31, 2008 (the “Termination Date”).  Under the terms of the Management Agreement, the Consultants were entitled to receive an annual management fee and reimbursement for reasonable out-of-pocket expenses. The Agreement provides that Section 3 of the Management Agreement with respect to expenses accrued prior to the Termination Date shall survive indefinitely and Section 4 of the Management Agreement with respect to indemnification shall survive for a period of three years from the Termination Date.

As of June 30, 2009, GMACCH Investor LLC, an investor entity owned by affiliates of Five Mile, GS, KKR and Dune, owned approximately 75.4 percent of the Company’s common stock and GMAC owned approximately 21.3 percent of the Company’s common stock.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1
Letter Agreement regarding Termination of Management Agreement, dated as of July 24, 2009, by and among Capmark Financial Group Inc., Five Mile Capital Partners LLC, Goldman, Sachs & Co., GMAC Mortgage Group LLC, Kohlberg Kravis Roberts & Co., L.P. and Dune Capital Management LP.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Capmark Financial Group Inc.
/s/ Thomas L. Fairfield
Date: July 28, 2009	Name:	Thomas L. Fairfield
	Title:	Executive Vice President, Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1
Letter Agreement regarding Termination of Management Agreement, dated as of July 24, 2009, by and among Capmark Financial Group Inc., Five Mile Capital Partners LLC, Goldman, Sachs & Co., GMAC Mortgage Group LLC, Kohlberg Kravis Roberts & Co., L.P. and Dune Capital Management LP.